1245 “Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061

Contact:	Patrick E. Beans
Chief Financial Officer
402-475-2525

NATIONAL RESEARCH CORPORATION
ACQUIRES OUTCOME CONCEPT SYSTEMS, INC.

LINCOLN, Nebraska (August 3, 2010) — National Research Corporation (NASDAQ:NRCI) today announced it has acquired, via stock purchase agreement, Outcome Concept Systems, Inc.  (OCS), a privately-held healthcare informatics firm, in an all-cash transaction.

OCS is a leading provider of clinical, financial and operational benchmarks and analytics to home care and hospice providers.  OCS works with over 2,000 care providers throughout the United States and is based in Seattle, Washington.  OCS delivers what it believes to be, the most robust benchmarking database available to the home care and hospice marketplace, complete with web-based tools, analytics, and knowledge resources to support improvement in organizational performance through evidence-based practice.

Commenting on the acquisition, Michael D. Hays, president and chief executive officer of National Research Corporation, said, “OCS is the leader in the home care and hospice markets which complements and expands NRC product offerings across the continuum of care.  Under health reform, where the silos of care delivery will merge, having thought leadership in all care settings is a clear competitive advantage for NRC.”

Amanda Twiss, president, chief executive officer and co-founder of OCS, said, “This relationship offers OCS clients a tremendous opportunity to rapidly enhance our products for home care and hospice clients.  Our focus is on leveraging proprietary data assets and best of breed technology to give clients a clear strategic advantage in the evolving healthcare market.  In addition, the OCS product portfolio leveraged across NRC clients, most notably the 7,000 long-term care providers, creates an exciting new market for OCS benchmarking products.”

Pat Beans, chief financial officer of National Research Corporation, added, “We expect this acquisition to be immediately accretive to NRC’s 2010 earnings.  The estimated 2010 total contract value at closing for OCS is $7.4 million.”

Founded in 1992, OCS will remain in Seattle, Washington, and Amanda Twiss will remain president of the organization.

NRCI Announces OCS Acquisition

August 3, 2010

National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of performance measurement, improvement services and governance education to the healthcare industry in the United States and Canada.

This press release includes “forward-looking” statements related to National Research Corporation (“the Company”) that can generally be identified as describing the Company’s future plans, objectives or goals.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated.  These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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